Exhibit 21

MasTec, Inc.
SUBSIDIARIES OF MASTEC, INC.
December 31, 2022
NORTH AMERICA

A-1 Excavating, LLC	Wisconsin

American Civil Constructors West Coast, LLC ACC West Coast	California

American Civil Constructors, LLC ACC Mountain West	Colorado

Cash Construction Company, Inc.	Texas

Decisive Communications, Inc.	Maryland

EC Source Services, LLC	Florida

FNF Construction, Inc.	Arizona

Foothills Energy Services, Inc.	Colorado

IEA Constructors, LLC	Wisconsin

IEA Energy Services, LLC	Delaware

IEA Equipment Management, LLC IEA Equipment Management, Inc.	Delaware

IEA Intermediate Holdco, LLC	Delaware

Infrastructure and Energy Alternatives, Inc.	Delaware

Henkels & McCoy Holdings, Inc.	Pennsylvania

Intren, LLC	Illinois

Lemartec Corporation	Florida

MasTec Canada, Inc.	Canada

MasTec Comanche, LLC	Florida

MasTec Cooperateif UA	Netherlands

MasTec Network Solutions, LLC	Florida

MasTec North America, Inc.	Florida

MasTec Pipeline Holdings, LLC	Florida

MasTec TPP, LLC	Florida

New Stout Excavating Group, LLC	Wisconsin

Precision Pipeline LLC	Wisconsin

Pumpco, Inc.	Texas

Ragnar Benson, LLC	Illinois

Saiia Construction Company, LLC	Delaware

SEFNCO Communications, Inc.	California

Three Phase Line Construction, Inc.	New Hampshire

Wanzek Construction, Inc.	North Dakota

White Construction, LLC White Construction Inc.	Indiana

William Charles Construction Company, LLC	Illinois

Certain other subsidiaries have been omitted because, in the aggregate, they would not constitute a significant subsidiary.